SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 14, 2009

INTERNATIONAL STEM CELL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

2595 Jason Court, Oceanside, California 92056
(Address of principal executive offices, including zip code)

(760) 940-6383
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

ITEM 1.01        ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 14, 2009, the Company amended the Preferred Stock Purchase Agreement with Optimus Capital Partners, LLC, to revise the exercise price of the common stock purchase warrants to be issued in conjunction with the first and second closings of Series E Preferred Stock.  In addition, Optimus agreed to accelerate the closing of the first transaction and to waive the waiting period following the first closing before the company could sell additional shares of Series E Preferred Stock.  The exercise price for the warrants for the first and second closing was set at $0.67 per common share, which will result in the issuance of warrants to purchase a total of 1,932,121 shares of common stock for the first and second funding transactions.

The first closing of $500,000 was completed on October 14, 2009 and the Company is in the process of closing on the second transaction , which is anticipated to close by October 28, 2009.

ITEM  3.02   UNREGISTERED SALES OF EQUITY SECURITIES

In the Company’s last filing on Form 10-Q, the Company reported as of August 5, 2009, a total of 47,650,810 shares of common stock outstanding.  Since August 5, 2009, the Company has issued an additional 5,228,534 of common stock in transactions that were not registered under the Securities Act of 1933. The Company issued (i) a total of 120,000 shares of common stock to an investor relations firm, (ii) a total of 3,581,734 shares of common stock for a total consideration of $1,832,116 upon exercises of warrants and options, and (iii) 1,526,800 shares of common stock for total consideration of $381,700 from stock purchases with investors.   The shares of common stock were offered and sold in private placement transactions made in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act of 1933.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

	By:	/s/ Kenneth C. Aldrich
Kenneth C. Aldrich
Chief Executive Officer

Dated: October 16, 2009